UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2016

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-11713	22-3412577
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08753

(Address of principal executive offices, including zip code)

(732)240-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

ITEM 8.01	OTHER EVENTS.

The following provides further information regarding the compensation program of OceanFirst Financial Corp. (the “Company”):

Determination of Severance Following Termination of Employment After a Change in Control

In August 2015, the Company and OceanFirst Bank (the “Bank”) amended their respective employment agreements with Chief Executive Officer Christopher D. Maher. The amendments extended the term of his employment agreements by one (1) month and made the non-compete provisions of the agreements applicable to him upon termination of employment following a change in control of the Company. Originally, the non-competition provisions would have expired upon a change in control of the Company. The amendment did not change Mr. Maher’s employment agreement in any other material way, including the benefits due to him upon a termination of employment after a change in control of the Company.

Also in August 2015, the Company and the Bank entered into new employment agreements with Chief Lending Officer Joseph Lebel and Chief Administrative Officer Joseph R. Iantosca. These employment agreements replaced their existing change in control agreements, which provided benefits to them in the event of a change in control of the Company. The change in control benefits under the new employment agreements are determined in the same manner as had been provided for under the existing change in control agreements. One of the primary reasons for offering them employment agreements in lieu of their existing agreements was to require that they be subject to non-competition and non-solicitation provisions to protect the Company against the loss of their services to a competitor.

When determining to amend Mr. Maher’s employment agreement, and offer employment agreements to Messrs. Lebel and Iantosca, the Company and its Compensation Committee believed it would not be feasible or appropriate to renegotiate the legacy change in control arrangements given the Company’s requests for additional restrictive covenants. Accordingly, the base amount used to calculate severance upon a change in control, including salary, bonus, pension and profit sharing payments, and the cost of fringe benefits, was continued under the new and amended agreements as it was in effect under the prior agreements in place with Messrs. Maher, Lebel and Iantosca.

The Company’s compensation philosophy, as explained in the Compensation Discussion and Analysis section of its proxy statement dated April 26, 2016 for the 2016 Annual Meeting of Stockholders, includes using elements of compensation other than salary and bonus. Some of these other elements are designed to assist the executive in planning for the future, such as ESOP allocations and SERP and 401(k) contributions. In addition such other compensation is paid in lieu of salary or bonus compensation. The Compensation Committee considers, in determining compensation, the overall amount of compensation and believes that, for purposes of determining severance, there is little difference between salary, bonus, payments that allow the executive to save for the future (such as ESOP allocations and SERP and 401(k) contributions), and certain fringe benefits. In addition, the Company, to limit risk, does not pay excessive bonuses (bonus targets are 65%, 50% and 50% of base salary for Messrs. Maher, Lebel and Iantosca, respectively). Further for 2015, the other compensation elements included in the severance calculation (commissions, contributions to pension and profit sharing plans, fringe benefits) represented less than ten percent of the salary and bonus for Messrs. Maher, Lebel and Iantosca.

Each year the Compensation Committee must determine whether its employment agreements should be extended. In making that determination in 2016, the Compensation Committee will evaluate whether the determination of severance upon a change in control should be changed, as well as if other changes are warranted to the Company’s compensation program.

Acceleration of Equity Awards Upon a Change in Control

The Company maintains the 2011 Stock Incentive Plan, which provides for the acceleration of vesting of equity awards and automatic stock grants upon a change in control of the Company. The Company notes that almost all the shares have been awarded under the 2011 Stock Incentive Plan, and that it will likely request stockholder approval of a new plan at the 2017 Annual Meeting of Stockholders. The Compensation Committee will review carefully the provisions of the new plan upon a change in control in light of current proxy advisory firm guidance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANFIRST FINANCIAL CORP.

/s/ Michael Fitzpatrick
Michael Fitzpatrick
Executive Vice President and Chief Financial Officer

Dated: May 20, 2016